EXHIBIT 99.2

                              STEELCLOUD, #11070743
                         FOURTH QUARTER 2007 CONFERENCE
                             MODERATOR: KEVIN MURPHY
                                FEBRUARY 4, 2008
                                   10:00 AM ET

OPERATOR: Good morning, ladies and gentlemen, and welcome to the SteelCloud 2007 Fourth Fiscal Quarter and Fiscal 2007 earnings call.

As a reminder, this conference is being recorded today, February 4, 2008. The conference will be available for replay.

I would now like to turn the conference over to Kevin Murphy, SteelCloud's Chief Financial Officer. Please go ahead, sir.

KEVIN MURPHY: Good morning everyone and welcome to SteelCloud's earnings call for our fourth fiscal quarter of 2007. On the call today with me is Bob Frick SteelCloud's President and Chief Executive Officer.

Before we begin, let me read the Safe Harbor Statement.
Except for historical information, all the statements, expectations, and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following, business conditions and the amount of growth in the computer industry and the general economy; competitive factors; ability to attract and retain personnel and key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports. SteelCloud takes no obligation to update or correct forward-looking statements.

At this time, I'll now turn the call over to Bob.

BOB FRICK: Thank you, Kevin. Good afternoon everyone. Let me start off by expressing my appreciation for your patience as we have had to delay our conference call and reporting of our results. We have restated our results for 2005, 2006 and the unaudited quarterly periods in 2006 and 2007 to reflect the proper allocation of certain direct and indirect manufacturing costs to cost of goods sold. The restatement is now behind us and Kevin will discuss this in further detail during his presentation today. On Thursday, we released fourth quarter and fiscal year 2007 financial results for the period ending October 31. The fourth quarter culminated the goal of our restructuring plan set forth nearly six months ago and started a significant shift in our approach to growth and profitability.

This is my first earnings call since I officially took over the reigns of the company and I believe it is important that I take a few moments to introduce my values and the approach I will take in my leadership role at SteelCloud.

I approach the job of Chief Executive Officer as a leadership endeavor comprised of addressing significant business management challenges. The most important of those business challenges is maximizing shareholder value in the long term through profitable revenue growth.

During the past several months I have had an excellent opportunity to do a complete analysis of SteelCloud, our target markets, our people and our plans and strategies. During this assessment phase it became evident that the prior growth goal statements for the company were unsupported in the business development plans and were therefore unrealistically aggressive. Having said that, I found that at the core of the business is a very capable organization and with intense focus on its core competencies. ......... I encountered some extraordinarily strong elements and some elements of the business that were overly aggressive and did not support profitable growth. As a result I made some important changes in the internal leadership and structure of SteelCloud to ensure that we focus on execution of a revitalized business development and capture plan that will support our profitable growth objectives. Those changes included a nearly 20% decrease in planned 2008 SG&A spending, a restructuring of our sales team and a much clearer focus on capturing new business with sales aligned to a very specific and focused business plan. In that same vein I also completed a detailed review of our internal cost and pricing processes and procedures. During that review I noted that as the company shifted focus into the hardware core capability we had not coincidently updated our internal costs to that model. As a result of this review we have updated our cost allocation methodology. The delay in the completion of the annual audit and this conference call are a result of those changes being applied. In a small company like SteelCloud it is critical that all associates understand that they are part of growing the company and therefore take up the responsibility of sales and business development. The SteelCloud staff has taken that challenge and they are moving ahead with good progress.

I am by nature very conservative and very demanding of the performance of both myself and my valued associates. My approach to the leadership of SteelCloud is one comprised of steady, profitable growth - specifically targeted and measured
- with very high internal goals and objectives. The major elements of my approach are an ever improving quality of revenue and a horizontal penetration of new markets and vertical expansion of existing markets and customers. We have identified several new and exciting opportunities for both 2008 and 2009 and the future is very bright for SteelCloud. I am very pleased with our progress to date and increasingly confident in the long term success of the business. Quite frankly I would not have taken on this challenge were it not for the significant potential resident within SteelCloud and its capabilities.

With that stated I will now discuss our financial progress, the overall market environment which includes the commercial and government sectors and the exciting opportunities for SteelCloud as a result of our expansion into those markets.

In my quest to ensure we capture more profitable business I am greatly encouraged by the success that SteelCloud made last year in capturing high quality revenue in the Integrator and ISV markets. This was extraordinary work and reflects the flexibility and capability of SteelCloud in a very real manner. We are now in the process of implementing the changes I described from a position of strength, with a strong balance sheet and a highly focused business strategy. We ended fiscal year 2007 meeting all of our first-stage goals, including the planned fourth-quarter return to profitability which we believe will continue into future quarters through the execution of our aggressive business plan.

As we reflect back on this last year, we can conclude that positive momentum is now established and the Company is positioned for the sustainment of our current customer base and for meeting the horizontal and vertical expansion goals we have set. The Company is clearly achieving positive results and has the opportunity and means to expand its commercial and government customer base.

As I stated earlier, my approach to the leadership of SteelCloud is to set demanding internal goals and objectives and measure our performance against those targets. Externally, SteelCloud is well positioned to grow at least as fast as our target market segments which are growing at a rate of 8-10% annually. I am confident that our growth rates as a result of market penetration will be significantly higher. Compared to our business base our market is very large. On the commercial side of that market we have captured about 2% of that well defined business and most of that is within only one of the 12 defined market segments for the ruggedized COTS based servers and appliances. The addressable commercial market for our ruggedized COTS servers and appliances is greater than $1B in 2008. On the military and government side, the market is a bit harder to isolate but it is significantly larger than the commercial market for the same products and services.

SteelCloud will remain focused on what I define as three business areas which will sustain the growth and profitability of SteelCloud; First and most important is the core capability of SteelCloud to design, develop, produce, deliver, integrate and maintain high quality embedded, integrated computing systems to the industrial automation and military server markets. SteelCloud delivers value to our customers by assuming the role of a `Virtual Hardware Engineering' organization implementing a complete program lifecycle solution from initial design all the way through obsolescence management. This core capability forms the basis of the SteelCloud strategic plan. SteelCloud will focus on extending this capability directly into the government market as well as continuing to expand our partnerships with major ISV's and integrator companies. SteelCloud plays an integration role and is an integration partner with our customers. As a result we provide a solutions approach through products that emphasizes full life cycle development, technology infusion and long term durability and quality. SteelCloud's products have a failure rate that is one tenth the failure rate of our competition. That means exceptionally high quality, unblemished service and continuity of operations for our customers.

Second, SteelCloud has developed and delivered value added applications, services and products as natural extensions and refinements of the SteelCloud core capability. We provide the foundation for high quality software solutions. STEELWORKS MOBILE, our plug and play Blackberry Enterprise Server solution for the commercial small and medium business environment as well as select government organizations is a prime example of this strategy

Our third area of focus is our IT Consulting services and service offerings related to the core and special applications which are a natural part of our business and we will develop a robust and sophisticated consulting, augmentation and services offering in support of our products and related IT requirements of our customers. These services will enhance our overall capability and will provide a more sustained business base in the face of the cyclic large volume orders that are part of our core offering.

We have made significant progress in gaining new revenue with longstanding and new customers. The revenue gain has nearly offset the prior year's revenue associated with the reseller business. This reflects meaningful growth on a continuing operations basis as we focus on our targeted markets. We are also making excellent progress in our partnership strategy, as reflected in the Research In Motion (RIM) Blackberry partnership which grew out of our ISV business and the Manufacturers' Representative Channel Partners Program to further extend our integrator business.

During the Q3 call, we discussed our initiative to expand our sales channels to include manufacturers' representatives. During the fourth quarter we have successfully signed up 2 additional firms that will expand our presence in areas of the federal government and integrator marketplaces in the New York and New England regions. The companies are Northern Computer Sales and Northern Technical Sales. These firms provide us with first-line sales representation to some of the largest offices and organizations of major federal contracting companies in the country.

We are actively engaged in early sales opportunities with all of our manufacturers' representatives channel partners and we anticipate them having a positive revenue impact in the second half of fiscal year 2008. As a result of our initial efforts, we have been introduced to the key technical lead organizations for several new military and industrial automation programs. Each of these opportunities offers the potential of significant long term sales revenue. Our agreements with manufacturer representatives now cover territories that represent the greatest portion of the country's industrial base. We expect these sales channels to continue to grow as we carefully select new firms for the south and west.

In 1997, after 36 years in the service to our country, I entered the business world with a preconceived notion that it would be relatively straightforward with just a few significant challenges. It did not take me long to understand some basics truths about the business world. Those truths are that the business of business is very demanding and each day offers new challenges. SteelCloud is no different. This coming year will present continuing challenges. Our business will continue to be cyclic in nature and I have set very high standards of performance in terms of growth for our team. I believe we will answer every one of those challenges with resounding success. SteelCloud is an extraordinary company in its combination of a Quality Management System based operation and its very high integrity. Add in the wonderful and hard working associates and we have a recipe for long term growth and profitability.

Kevin will now discuss the financial results for the fourth quarter and twelve months.

KEVIN MURPHY: Thanks Bob. First let me discuss the restatement. As many of you probably know, our business has evolved over the last several years, and most recently evidenced by our exit of the reselling business. These changes in our business required us to review our allocation of certain direct and indirect manufacturing costs to the production process. In years past, our revenue sources have varied between manufactured products and non-manufactured products which impacts such allocations. We have restated our financial statements for the fiscal years ended 2005 and 2006 and the unaudited quarterly information for 2006 and 2007. The restatement reclassifies applicable operating expenses to cost of goods sold. The effect of the restatement was an increase of cost of goods sold and a reduction in both gross profit and operating expenses (general and administrative) for those periods. In addition, net income or loss was adjusted for those same periods as a result of allocating direct and indirect costs to inventory. Going forward, we will continue to utilize this allocation methodology as the majority of our current revenues are generated from the manufacturing of servers and appliances. Many of our indirect costs are fixed and therefore the impact on gross margins (as a percentage of revenues) in future periods will diminish as our production volumes increase. Furthermore, we will incorporate this allocation methodology into our pricing models for new products and/or contracts. Likewise, our operating costs in future periods will be reduced as a result of the allocations.

As Bob previously mentioned, we released our results for fourth quarter and fiscal year 2007 on Thursday. Revenues for the year were approximately $23.3 million, compared to 24.2 million in fiscal 2006. The net loss for fiscal 2007 was approximately $1.9 million or 14 cents per share, compared to a loss of $10 million or $.71 cents per share in fiscal 2006 as restated. These results were in line with our fiscal 2007 guidance of a net loss between $.10 and $.15 per share.

Revenues for the fourth quarter were approximately $10.1 million in fiscal 2007, compared to $5.4 million in fiscal 2006, an increase of 87%. Net income for the fourth quarter 2007 was approximately $102,000 or 1 cent per share compared to a net loss of $819,000 or 5 cents per share in fiscal 2006, as restated.

Our fourth quarter results were right on target. During prior conference calls, we projected a return to profitability in Q4 on significant revenue growth. It is important to note that the Q4 2007 results include severance charges relating to our fourth quarter restructure. Excluding these severance charges, Q4 net income was approximately $420,000 or 3 cents per share.

The Company performed better on slightly lower revenues in fiscal 2007 compared to fiscal 2006, due to improvements of gross margins and lower operating costs. During fiscal 2006, the Company exited the reseller business which represented 40% of fiscal 2006 revenues. The Company successfully replaced those lower margin revenues with higher margin product sales. In addition, annual operating costs, excluding one-time, non-recurring charges, were reduced by 17% to $6.5 million in fiscal 2007 from $7.9 million in fiscal 2006 as restated.

We entered fiscal 2008 with contract backlog of approximately $10 million and we have continued to build upon that backlog during our first quarter as evidenced by our recent contract wins.

With the positive cash flow generated in our fourth quarter, we continue to have a strong balance sheet. As a result, our working capital increased in Q4 to $3.6 million. Our current ratio remains strong, and our debt to equity ratio is low, despite our overall loss in fiscal 2007. Our balance sheet, together with our unused $3.5 million line of credit, provides us the means to readily execute our plan for fiscal 2008.

As previously disclosed, in order to accelerate top line growth, we will continue to explore accretive opportunities that may be outside of traditional, organic growth.

With that, I'll turn the floor back to Bob.

BOB FRICK: Thank you, Kevin. I'm very proud of what you and SteelCloud have been able to accomplish while achieving our profit objectives for Q4 2007. SteelCloud has shifted to a strong focused growth plan that targets very specific government, military and commercial market segments for our ruggedized COTS based appliances and servers. A market that is very large and addressable. Our strategic and business plans reflect well focused objectives to penetrate those additional markets as well as expand our product suite to our existing customer base.

To date, we have implemented the manufacturers' representative channel, grown the ISV base through the addition of new customers and the release of the SteelWorks Mobile product, and we continue to invest in and grow the IT Consulting services sector. Our current customers have indicated significant additional requirements that represent excellent opportunities for our growth. As I stated before our projected growth path is at a minimum 8-10% in both revenue and profitability with opportunities to expand that growth significantly. With the federal government mandating an ever increasing participation in large contracts from small, disadvantaged and veteran or minority owned businesses we also believe that by expanding our strategic partnerships with these businesses will have the potential to yield additional opportunity for organic and step revenue growth (refer back to Kevin's comment).

My initiatives in keeping the investment community updated will follow a set of ground rules that can best be described as simple, factual and informative. I have set in place unrelentingly aggressive goals for myself and my team and I am confident we will build on the turnaround to continued profitability. As you all know the world markets are undergoing significant fluctuation and nervousness highlighted within the uncertainty of the International climate in the Middle East and the housing and business downturns within the U.S. While I believe that SteelCloud stock may be affected by this negative momentum it is clear that there exists significant upside potential as our market cap today is only one half of our 2007 revenues. As this market continues to be shrouded in nervousness and uncertainty I will not attempt to influence SteelCloud stock value with boastful or overly aggressive claims. Additionally, I am not comfortable in providing detailed projections on a quarterly basis, but rather I will tell you as I have today what our goals and objectives are and that SteelCloud is a very strong company with a strong momentum into FY 2008 and beyond. There will be plenty of challenges in 2008 and as we grow we will see some continued cyclic revenues. My focus is to eliminate the cyclic nature of our business throughout 2008 and into 2009. My objectives are directly focused toward sustained growth and profitability' We will continue to make our shareholders aware of any new contracts as well as update you on the fulfillment of our current record backlog of contracts. Finally it is a pleasure to announce that we were very recently awarded a contract order extension valued at nearly $1.5M as a result of our good work and high quality. I anticipate providing many of these announcements in the coming months.